Exhibit 4.4


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THAT ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE


                                    No. W-3A

                             STOCK PURCHASE WARRANT

                          To Subscribe for and Purchase
                      3,000,000 Shares of the Common Stock
                              ($.001 par value) of
                          NATURAL SOLUTIONS CORPORATION

           VOID AFTER 3:00 PM, PALM BEACH, FLORIDA TIME, June 1, 2005

THIS CERTIFIES THAT, for value received, including, inter alia, (i) the surrender of warrants W- 1A, and W-2A, each issued on August 10, 1999 for the stock of NATURAL SOLUTIONS CORPORATION (hereinafter called the "Company"), formerly known as Ice Ban America, Inc.; (ii) the purchase of a $750,000 convertible debenture dated August 11, 1999; and (iii) the purchase of a $250,000 convertible debenture issued by the Company on or about June 1, 2000,
M. G. ROBERTSON ("Holder"), whose address is 977 Centerville Turnpike, Virginia Beach, Virginia 23463, is entitled to subscribe for and purchase from the Company, a corporation organized and existing under the laws of the State of Nevada, at the purchase price of $0.25 per share (the "Purchase Price"), at any time from June 1, 2000, to and including June 1, 2005, THREE MILLION (3,000,000) fully paid and nonassessable shares of the Company's Common Stock, $.001 par value, subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

           1. (a) The rights represented by this Warrant may be exercised by Holder in whole or in part, by the surrender of this Warrant, properly endorsed, at the office of the Company at 100 Volvo Parkway, Suite 200, Chesapeake, Virginia 23320 (or such other office or agency of the Company in any State of the United States as it may designate by notice in writing to Holder at his address appearing on the books of the Company) and upon payment by Holder for the account of the Company, of the Purchase Price for such shares. The Company agrees that the shares so purchased shall be deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. Certificates for the shares so purchased shall be delivered to Holder within a reasonable time, after the rights represented by this Warrant shall have been so exercised and, unless this Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which this Warrant shall not then have been exercised in all other respects identical with this Warrant shall also be issued and delivered to Holder within such time or, at Holder's request, appropriate notation may be made on this Warrant and the same returned to Holder. So long as shares issued upon exercise of this Warrant have not been registered pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the certificates representing such shares shall bear an appropriate legend restricting the transfer of such shares without compliance with the Securities Act and any applicable state laws;

provided no such legend shall be set forth if the holder or transferee of such Warrant or Common Stock, as the case may be furnishes to the Company a satisfactory opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that such legend is not required for compliance with the Securities Act any applicable state laws.

                     (b) Subject to the restrictions on transfer contained in paragraph 4 of this Warrant, if, at the time of any exercise or surrender for exchange of a Warrant or of Common Stock previously issued upon the exercise of this Warrant, such Warrant or Common Stock shall not be registered under the Securities Act, the Company may require, as a condition of allowing such exercise, transfer or exchange, that (i) the holder or transferee of such Warrant or Common Stock, as the case may be, furnish to the Company a satisfactory opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that such exercise, transfer or exchange may be made without registration under the Securities Act and (ii) the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company, provided that the disposition thereof shall at all times be within the control of such holder or transferee, as the case may be; provided, further, no such letter shall be required if an opinion as described in (i) herein is delivered to the Company and contains an opinion to the effect that such letter is not required for compliance with the Securities Act and any applicable state laws. The first holder of the Warrant represents to the Company that he is acquiring the Warrant for investment and not with a view to the distribution thereof.

         2.The Company covenants and agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant upon issuance, will be validly issued, fully paid and nonassessable and free from all taxes (but specifically excluding income taxes), liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised or are outstanding, the Company will have at all times authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant, and will procure at its sole expense expeditiously upon each such reservation of shares the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which would result in the total number of shares of Common Stock issuable after such action and upon full exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all rights and options to purchase Common Stock and upon conversion of all convertible securities of the Company then outstanding, exceeding the total number of shares of Common Stock then authorized by the Company's Articles of Incorporation, as then amended.

         3. In case (i) the Company's outstanding shares of common stock shall be subdivided into a greater number of shares, (ii) a dividend in common stock shall be paid in respect of its outstanding common stock, or (iii) there shall be any other distribution on the Company's common stock payable otherwise than out of earnings, retained earnings or earned surplus, the Conversion Price per share in effect immediately prior to such subdivision shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend or distribution be proportionately reduced; and, conversely, if the outstanding shares of common stock shall be combined into a smaller number of shares, the Conversion Price per share in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. If there shall be a distribution described in clause
(iii) of this section 9, the Conversion Price per share in effect immediately prior to such distribution shall be reduced by an amount equal to the fair value thereof per share of common stock.

4. (a) In addition to any other restrictions on transfer contained in this Warrant or applicable securities laws, this Warrant may not be assigned or transferred by Holder in whole or in part at any time, provided, however, that the restriction contained in this paragraph 4 shall not apply at any time after the Company registers any of its Common Stock in connection with a public offering of such securities solely for cash, and provided further that in the event of the death or incapacity of Holder, this Warrant may be exercised in accordance with its terms by Holder's legatees, heirs, or the legal representative of Holder or his estate, as applicable.

(b) Subject to the restrictions on transfer contained herein, this warrant is transferrable on the books of the Company at its principal office by the registered holder hereof upon surrender of this Warrant properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the holder hereof a new Warrant or Warrants with respect to the Warrants not so transferred as directed by the holder hereof.

5. The validity, interpretation and performance of this Warrant and each of its terms and provisions shall be governed by the Laws of the State of Nevada without regard to such state's conflict of laws provisions.

IN WITNESS WHEREOF, NATURAL SOLUTIONS CORPORATION has caused this Warrant to be signed by its duly authorized officer as of June 1, 2000.

NATURAL SOLUTIONS CORPORATION


By: /s/ Jimmy Foshee
----------------------------------
 Jimmy Foshee, President